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         FAMILY STEAK HOUSES LETTERHEAD


Dear Shareholder:

You may have  received a letter  from Glen  Ceiley in the last few days where he
makes  some  pretty  outrageous  statements.   I'd  like  to  respond  to  those
statements.

         WHO'S THE PIRATE?

Ceiley accuses the Board of "pirating" your Company away from you. Well, I don't have an eyepatch or a pegleg and neither do any of the other members of the Board. I'm not sure what Ceiley is talking about when he says the Board is pirating the Company. What the Board has done is discharge its fiduciary duty, in accordance with Florida law and the rules and regulations of the Securities and Exchange Commission. We've looked at his offer and, after taking into consideration everything we know about the Company and about Ceiley and Bisco, we've recommended against the offer. Interestingly, most of you seem to agree with us - based on Ceiley's latest filing, owners of more than 75% of outstanding shares have declined to tender him their shares. If anyone is doing any "pirating" it seems to me that it's Ceiley. He's the one who is costing the Company money. He's the only one who stands to gain if he prevails. He would acquire 30% of the outstanding shares from you and then, having gained control over the Company, would treat the rest of the shareholders, owning 70% of the shares, as he sees fit. That's what a pirate does: loots and raids and leaves the victims behind to deal with the aftermath.

         BISCO'S RESULTS?

Ceiley touts his company's financial results in his letter. Well, anyone can claim great financial results, but backing them up is something different. The Company's financial statements are audited by a Big Six accounting firm - are Bisco's? If so, let's see the audit. The Company shares its audited financial statements with its shareholders every year. If Ceiley wants you to base your decision on his supposed business acumen, then we'd like to see audited financial statements from Bisco for the last several years and make our own decision.

Ceiley also claims as tremendous successes his last two aborted takeover attempts: Bell Industries and RB&W. He implies that as a result of his efforts, the stock of those companies greatly increased in value. The management of those two companies might have something to say about Ceiley's contributions to their stock



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price as compared to their own performance in running their businesses. In fact, during the period Ceiley says he held Bell Industries stock (January 1989 - February 1990), Bell declared a $4 dividend and almost doubled its earnings from $.35 per share for its first two fiscal quarters of 1989 to $.60 per share for its first two fiscal quarters of 1990. Those events may have had more to do with the increase in Bell's stock price than Ceiley's "dubious" offer as the Los Angeles Business Journal characterized it. Ceiley also implies that he is responsible for the rise in RB&W's stock price over a five year period. Surely Ceiley's investment in that company wasn't the sole event of any business significance over that five year period.

Typical of a corporate raider, Ceiley thinks that the only thing that can contribute to a stock's price is his manipulative takeover efforts. What he and others like him disregard is the fact that a company's business performance influences stock prices. In fact, he wants to take credit for the increase in our Company's stock price between February and April of this year. What he neglects to mention is that during this same period of time the Company successfully refinanced its long-term debt, obtained a line of credit to open new restaurants and opened its first new restaurant in four years. These events did not go unnoticed and in January and February, the "Cheap Investor" and other publications ran articles recommending our stock. It was immediately after these articles that the Company's stock began rising. In fact, another point that Ceiley chooses to ignore is that the Company's stock price was $.88 per share the day before he announced his $.90 per share offer. Obviously, his offer had little to do with the rise in the Company's stock price.

                           BISCO'S MISREPRESENTATIONS

Ceiley also makes several statements that are just plain not true. In fact, they are materially false and libelous.

- MISREPRESENTATION NO. 1. Ceiley says the Company has spent over $200,000 "to take the Company away from" the shareholders.

     NOT TRUE: The Company has spent a lot of money defending the interests of all shareholders against Ceiley's hostile takeover attempt, but substantially less than $200,000. And every cent we have spent was a direct result of Ceiley's actions.

-        MISREPRESENTATION NO. 2.   Ceiley says the Company  "amended  their
stock option plans to make their options immediately exercisable on the first purchase of shares under a tender offer."


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     NOT TRUE:  The Company has not amended any of its stock option plans.  This is just another "scare tactic" by Ceiley where he makes a statement with no basis in fact for the sole purpose of disparaging your Board and your Company.

-        MISREPRESENTATION NO. 3.   Ceiley says "Bisco's financial resources are
strong."

     NOT TRUE: Dun & Bradstreet says that Bisco is a "slow pay," often running more than 30 days behind in payments to its suppliers, and that Bisco's payments to suppliers "average 19 days beyond terms."

Ceiley also takes a swipe at the Board for not asking him to increase his offer price. We had numerous conversations with Ceiley over the last two months, (which the Board initiated, by the way). Not once did he bring up the subject of increasing his offer price. What does he want - an engraved invitation? Mr. Ceiley, materially increase your offer price, make it fair to ALL shareholders and the Board will review it and make their recommendation to our shareholders.


       MANAGEMENT'S OWNERSHIP

Ceiley attacks the Board and management for only owning 196,641 shares of the Company's stock and says the Board is "more concerned with salary, benefits, perquisites and director fees." Ceiley claims his interest is more in tune with yours because he wants to own 3,000,000 shares of the Company's stock. Well, our response is simple. We are not a bunch of millionaires. We have been associated with the Company, in most cases, for less than 4 years. We are not collecting extravagant salaries or perks. As your CEO, I have one of the lowest salaries of any CEO of a public company in North Florida. I am the only officer who has a car allowance. More than two-thirds of outside directors' fees in 1996 were paid in Company stock, not cash. Does Ceiley think these benefits are extravagant? He compares our Company to Bisco - what was his total compensation in 1996? And since he is so proud of his investment in our Company, does he tell you that the majority of that investment was made by his company's profit sharing plan? HE DIDN'T PERSONALLY INVEST $500,000 IN OUR COMPANY - HE INVESTED THE PENSION AND PROFIT SHARING FUNDS OF HIS EMPLOYEES!


         BISCO'S PLANS

Ceiley continues to insist that the Board is using "scare tactics" when it expresses its concerns regarding his plans for the Company. Then, in the very next breath, he says that the strategic alternatives he is looking at for the Company include "sale of restaurant business" and "sale of real estate business" and "acquisitions and mergers." Your Board is not trying to alarm you, we are simply trying to educate you as to Bisco's admitted strategies. You are then free to make up your own mind whether to tender your shares and consent to his proposals, or not.

         CEILEY'S CRYSTAL BALL

Ceiley finishes his letter by looking into his crystal ball and telling you that if you don't vote for him that the Company's stock price will immediately collapse to $.50 per share. But if you do go along with his plans, then your shares will be worth $1.25 before you know it. Well, I wish he would share that crystal ball with me. My review of the facts shows that our stock was at $.88 the day before he launched his offer of $.90 per share. I also note that our stock traded as high as $1.00 a



                                      -3-

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share in the last 12 months.  In fact, the average closing price for the 10 days preceding Ceiley's offer was $.92 per share. He threatens a stock price of $.50 per share - and he accuses the Board of using scare tactics?

Of course, we all want to see a per share price of $1.25 or higher. We are working hard toward that goal. Are we there yet? No. Are we closer than we were six months ago? A year ago? Absolutely! For the first time in years, your Company has its financial house in order and is building new restaurants again. This should provide the foundation we need for renewed profitability and growth in our stock price.

We believe the Company is on the right track. We appreciate all the support you have shown us thus far. We ask for your continued support so that we can finish the job we have started.

* Do not return the GOLD consent card sent to you by Bisco, even to vote against their proposal. If you have already done so, please mark the REVOCATION box on the enclosed WHITE revocation of consent card, sign and date the form and return it in the postage-paid envelope provided.

* Do not tender your shares to Bisco. If you have already done so, you can have your shares returned to you by completing the YELLOW Notice of Withdrawal previously mailed to you.

* If your shares are held through a bank or broker, please contact your representative at that firm and request the representative to execute the WHITE revocation of consent card on your behalf.

If you require any assistance, please call our proxy solicitor, Corporate Investor Communications, at (800) 932-8498.

Thank you.


                                        Sincerely,
                                        Family Steak Houses of Florida, Inc.




                                        Lewis E. Christman, Jr.
                                        President and CEO




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